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                                                                    EXHIBIT 99.1

[RELEASED FRIDAY APRIL 20, 1:02 AM EASTERN TIME]

PRESS RELEASE

US PARTS ANNOUNCES REORGANIZATION EFFORTS THROUGH
CHAPTER 11

HOUSTON, April 20 /PRNewswire Interactive News Release/ -- US Parts (OTC Bulletin Board: RAVE.OB ) announced that on April 19, 2001, it voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court of the Southern District of Texas, Houston Division. Concurrently with the filing, US Parts, whose corporate name is Rankin Automotive Group, Inc., is initiating efforts to achieve a comprehensive restructuring of its obligations to all creditors. Although there can be no assurance that it will be successful, the objective of the reorganization is to provide the Company with an opportunity to emerge from Chapter 11 with an improved capital structure and sufficient resources to carry on its business.

The Company is currently operating as a "Debtor-in-Possession" and is seeking court authorization to use existing resources to continue operating during the bankruptcy and to pay employees.

Steve Saterbak, Vice President - Finance said, "while this was a very difficult decision to make, the Board of Directors determined that filing for protection was in the best interest of the Company's creditors, employees, customers and shareholders."

US Parts sells automotive parts, products and accessories to commercial and retail customers in Texas through its Houston distribution center and 14 stores.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected development, strategy and future performance. These forward-looking statements are subject to risks, uncertainties, and assumptions including without limitation, availability of credit, competition, product supply and demand, domestic and international economies, government approvals, the ability to hire and retain qualified employees, and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of the 10-Q for the three months ended November 30, 2000 for more details.

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